Exhibit 4.3(a)

SECOND SUPPLEMENTAL WARRANT AGREEMENT

THIS AGREEMENT made as of the 28th day of June, 2013

AMONG:    MASONITE INTERNATIONAL CORPORATION,
a company existing under the laws of the Province of British Columbia.

(the "Company")

AND:        COMPUTERSHARE TRUST COMPANY OF CANADA,
a trust company incorporated under the laws of Canada.

("Computershare")

AND:        CIBC MELLON TRUST COMPANY,
a trust company incorporated under the laws of Canada.

(“CIBC Mellon”)

WHEREAS by a warrant agreement made as of June 9, 2009 between the Company (formerly Masonite Worldwide Holdings Inc.) and Computershare, as warrant agent, as supplemented (which warrant agreement and any and all agreements supplemental thereto are herein collectively referred to as the “Warrant Agreement”), provision was made for the issue by the Company of warrants, subject to the terms and conditions contained in the Warrant Agreement;

AND WHEREAS by letter dated June 19, 2013 the Company has terminated the services of Computershare and has requested that Computershare resign as Warrant Agent;

AND WHEREAS to give effect to the foregoing, Computershare desires, in accordance with the terms of the Warrant Agreement, to resign as warrant agent thereunder and to be discharged from the appointment thereof, and to transfer to CIBC Mellon all of Computershare’s rights, powers and obligations under the Warrant Agreement;

AND WHEREAS the Company is prepared to accept such resignation and to appoint CIBC Mellon as the successor warrant agent, and CIBC Mellon is prepared to accept such appointment;

AND WHEREAS the parties wish to execute this Agreement for the purpose of providing for the resignation of Computershare as Warrant Agent and for its replacement by CIBC Mellon such resignation and replacement to take effect as of the close of business on June 30, 2013 (the “Transfer Date”);

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties covenant and agree as follows:

1.    Computershare hereby resigns as Warrant Agent, and is hereby discharged from its duties and obligations under the Warrant Agreement, effective as of the Transfer Date. The Company hereby accepts such resignation, waiving any required period of notice that may be set forth in the Warrant Agreement.

2.    The Company hereby appoints CIBC Mellon as successor warrant agent under the Warrant Agreement effective as of the Transfer Date, and CIBC Mellon hereby confirms it will accept such appointment. The Company hereby acknowledges and agrees that Computershare shall not be responsible for any obligations or liabilities that may arise pursuant to CIBC Mellon’s administration of the warrants after the Transfer Date. For greater certainty, however, nothing in this Agreement shall in any way release Computershare from or affect its liabilities or obligations under the Warrant Agreement arising prior to the Transfer Date.

3.    Notwithstanding any of the foregoing, the resignation, discharge, appointment, transfers, assignments and other agreements provided for herein will not be effective unless this Agreement has been executed by all of the parties hereto, whether upon the original instrument, by facsimile or in counterparts, or any combination thereof.

4.    Any provision in the Warrant Agreement specifying the address of the Warrant Agent will, as of the Transfer Date, be amended to record the successor warrant agent’s address as confirmed by the successor warrant agent to the Company and Computershare on the Transfer Date.

5.    Each party hereto agrees to execute upon the original instrument, by facsimile or counterparts, or any combination thereof and deliver all such documents and instruments and do such other acts as may be reasonably necessary or advisable to give effect to the terms hereof.

6.    This Agreement is supplemental to the Warrant Agreement and shall be read in conjunction therewith. Except only insofar as the same may be inconsistent with the express provisions of this Agreement, all of the provisions of the Warrant Agreement shall apply to and shall have effect in the same manner as if they and the provisions of this Agreement were contained in one instrument. The form of any warrant to be certified by the Warrant Agent from and after the Transfer Date shall be amended, stamped or legended to identify CIBC Mellon as the successor warrant agent but the validity of any warrant certified prior to the Transfer Date shall not be affected by the appointment of such successor warrant agent.

7.    CIBC Mellon as potential successor warrant agent, hereby accepts the appointment under the Warrant Agreement, and agrees to perform the same upon the terms and conditions herein and in the Warrant Agreement set forth, except as the same may be modified or amended as agreed to by the successor agent and the Company for purposes of providing such services following the Transfer Date.

8.     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

9.    This Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

In witness whereof this Agreement has been duly executed by the parties hereto as of the date first above written.

MASONITE INTERNATIONAL CORPORATION

Per:     /s/ Rose Murphy
Rose M. Murphy, Vice President and Associate General Counsel

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:    __________________________________

Per:    __________________________________

CIBC MELLON TRUST COMPANY

Per:     /s/ Van Bot

Per:     /s/ Kathy Straw